As filed with the Securities and Exchange Commission on June 10, 2020
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
Registration Statement
under
The Securities Act of 1933

Altice USA, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1 Court Square West Long Island City, NY 11101 (Address of principal executive offices, including zip code)	38-3980194 (I.R.S employer identification no.)

ALTICE USA AMENDED AND RESTATED 2017 LONG TERM INCENTIVE PLAN
(Full title of the plan)

Michael E. Olsen
Executive Vice President, General Counsel and Secretary
1 Court Square West, Long Island City, NY 11101
(Name and address of agent for service)

(516) 803-2300
(Telephone number, including area code, of agent for service)

With a copy to:
Gillian Emmett Moldowan, Esq.
Shearman & Sterling LLP
599 Lexington Avenue New York, NY 10022
(212) 848-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Altice USA, Inc. Class A Common Stock, par value $0.01 per share	35,000,000 (1)	$25.92 (2)	$907,200,000 (2)	$117,755 (2)
(1)Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of Altice USA, Inc. (the “Registrant”) Class A Common Stock, par value $.01 per share (the “Common Stock”) which become issuable under the Altice USA 2017 Long Term Incentive Plan, as amended (the “Plan”) pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(2)With respect to shares available for future issuance, the Proposed Maximum Offering Price Per Share, estimated in accordance with Rules 457(c) and 457(h) under the Securities Act for purposes of calculating the registration fee, is $25.92, which is estimated solely for the purpose of calculating the registration fee. Such estimate is calculated pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices ($26.23 and $25.60, respectively) of Altice USA, Inc. on the New York Stock Exchange on June 4, 2020.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.  Incorporation of Documents by Reference.
The following documents filed by the Registrant with the Securities and Exchange Commission (the “SEC”) are incorporated herein by reference:
(a)The Registrant’s annual report contained on Form 10-K filed with the SEC on February 14, 2020 (File No. 011-38126), which contains the Registrant’s audited financial statements for the fiscal year ended December 31, 2019 (the “2019 10-K”), as well as the portions of the definitive proxy statement on Schedule 14A for the 2020 Annual Meeting of Stockholders filed on April 24, 2020 that are incorporated by reference into the 2019 10-K;
(b)The Registrant’s quarterly report on Form 10-Q filed with the SEC on May 1, 2020, along with the Registrant’s current reports contained on Form 8-K filed with the SEC on January 3, 2020, January 28, 2020, February 13, 2020, and June 2, 2020; and
(c)The description of the Registrant’s Class A Common Stock contained on Form S-1 filed with the SEC on April 11, 2017, which description is incorporated by reference into the registration statement on Form 8-A filed with the SEC on June 21, 2017, as amended on Form S-1 filed with the SEC on January 8, 2018, as further amended on Form S-3 filed with the SEC on June 11, 2019, and any amendment or report filed for the purpose of further updating such description.
In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents; provided, however, that information deemed to have been furnished and not filed shall not be deemed to be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.
Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
Section 145(e) of the DGCL provides that expenses, including attorneys’ fees, incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL. Such expenses, including attorneys’ fees, incurred by former directors and officers or other persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.
Section 145(g) of the DGCL specifically allows a Delaware corporation to purchase liability insurance on behalf of its directors and officers and to insure against potential liability of such directors and officers regardless of whether the corporation would have the power to indemnify such directors and officers under Section 145 of the DGCL.
Section 102(b)(7) of the DGCL permits a Delaware corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. This provision, however, may not eliminate or limit a director’s liability (1) for breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit.
Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify the Registrant’s officers and directors under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Registrant’s amended and restated certificate of incorporation provides, in effect, that, to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, the Registrant will indemnify any and all of its officers and directors. The Registrant’s certificate of incorporation also relieves the Registrant’s directors from monetary damages to the Registrant or its stockholders for breach of such director’s fiduciary duty as a director to the fullest extent permitted by the DGCL.

The Registrant has purchased insurance policies which, within the limits and subject to the terms and conditions thereof, cover certain expenses and liabilities that may be incurred by directors and officers in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as the Registrant’s director or officer.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
The following Exhibit Index is filed as part of this Registration Statement:
EXHIBIT INDEX

Exhibit Number	Description of Document
4.1	Third Amended and Restated Certificate of Incorporation of Altice USA, Inc. (incorporated by reference as Exhibit 3.1 to Altice USA, Inc.’s Form 10-K, dated February 14, 2020)
4.2	Second Amended and Restated Bylaws of Altice USA, Inc. (incorporated by reference as Exhibit 3.2 to Altice USA, Inc.’s Form 10-K, dated February 14, 2020)
5*	Opinion of Shearman & Sterling LLP
23.1*	Consent of KPMG LLP
23.2*	Consent of Shearman & Sterling LLP (contained in the Opinion filed as Exhibit 5)
24*	Power of Attorney (contained on the signature pages hereto)
99.1*	Altice USA Amended and Restated 2017 Long Term Incentive Plan
* Filed herewith.
Item 9. Undertakings.
The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities

Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
The undersigned Registrant further undertakes that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Long Island City, New York, on this 10th day of June, 2020.

ALTICE USA, INC.

/s/ Michael E. Olsen
By:	Michael E. Olsen Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Michael Olsen, Mathew Bazley and Colleen Schmidt, each of them severally, his or her true and lawful attorneys-in-fact and agents, each of whom may act alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to sign any related registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 10th day of June, 2020.

Signature	Title
/s/ Dexter Goei	Chief Executive Officer and Director
Dexter Goei	(Principal Executive Officer)

/s/ Michael J. Grau	Chief Financial Officer
Michael J. Grau	(Principal Financial Officer)

/s/ Layth Taki	Senior Vice President and Chief Accounting Officer
Layth Taki	(Principal Accounting Officer)

/s/ Patrick Drahi	Chairman and Director
Patrick Drahi

/s/ Gerrit Jan Bakker	Director
Gerrit Jan Bakker

/s/ Manon Brouillette	Director
Manon Brouillette

/s/ David Drahi	Director
David Drahi

/s/ Mark Mullen	Director
Mark Mullen

/s/ Dennis Okhuijsen	Director
Dennis Okhuijsen

/s/ Charles Stewart	Director
Charles Stewart

/s/ Raymond Svider	Director
Raymond Svider